EMPLOYMENT AGREEMENT

Employer (Party A): Xi'an Xilan Natural Gas, Co., Ltd.

Employee (Party B): Ji Qinan

In accordance to the provisions of the Law of the People's Republic of China on Employment Contracts and other relevant laws and regulations, the Parties enter into this agreement on the basis of equality, voluntariness and consensus.

1. Position Description

According to its working needs, Party A retains Party B to serve as the Chairman of the Board of Directors. Party B shall complete timely the work assigned by Party A, as requested by Party A.

2. Duration of the Agreement

The Parties choose to Clause 2.2 set forth below regarding the duration of this agreement.

2.2	The Agreement is in non-fixed term. It shall be effective on May 10th, 2005, and would not be terminated until the occurrence of the circumstances specified by the parties.

3. Working time, Salary and Benefits

3.1 According to the nature of Party B's work, the Parties choose to follow System A (i.e. the Regular Working Hour System) as Party B's standard working hour.

A. Regular Working Hour System

B. Irregular Working Hour System

C. Flexible Working Hour System

3.2 The salary of Party B is USD $1,250 per month.

3.3 Party A shall pay Party B, in monetary form, Party B's salary for the previous month on the twentieth days of each month. Party A shall not skimp, or delay the payment of wages without due reasons.

3.4 Party A has a duty to optimize company's wage growth mechanism based on the Company's development.

4. Rights and Obligations of Party A:

4.1 Party A shall provide Party B with working conditions that satisfy national safety and sanitation standards, and with necessary labor protection supplies.

4.2 Party A shall supervise and assess Party B's work regularly.

4.3 Party A may change Party B's position due to Party A's business or Party B's actual conditions. The salary for the new position should be agreed by both parties, and conformed to the salary standard of the new position.

4.4. Party A may award, or punish Party B, according to Party B's work attitude, performance, or work capabilities, pursuant to related laws and regulations.

4.5 Party A shall propagandize and educate Party B, regarding the laws, policies, and Party A's regulatory rules, and shall provide professional trainings to Party B, pursuant to related regulations.

5. Rights and Obligations of Party B:

5.1 Party B shall have all the rights necessary to fulfil its duties.

5.2 Party B shall have the right to receive compensation and benefits, for its work.

5.3 Party B shall adhere to the safety rules strictly during its work. If the management of the Company gives directions violating relevant safety regulations and unduly orders Party B to work at risk, Party B has the right to refuse the execution of such directions or orders, and to criticize, impeach and accuse such actions.

5.4 Party B shall have the right to appeal the unjust evaluation or treatment, pursuant to proper procedures.

5.5 Party B should obey the administration and assessment by Party A, perform its duty diligently, and fully complete the work assigned by Party A.

5.6 Party B shall take good care of the properties of Party A, and shall keep strictly the business secrets of Party A. It shall not divulge the information to any person, during and after the working period. Party A shall specify persons who may know the secrets, and take proper measures to keep the confidentiality of such information. If the confidential information was revealed due to Party B's fault, and caused Party A's loss of interests or other undesirable consequences, Party B shall be responsible for all the loss of Party A. Criminal liability may be pursued.

The "business secrets" of Party A include:

1) financial information and company documents that are not yet disclosed to the public;

2) crafts, technological achievements, or other core technology that are not known to the public;

3) operational data and information of the company and its branches;

4) other confidential information.

5.7 Party B shall comply with the laws, regulations and policies of China, and with the regulatory rules made by Party A in accordance with labor laws and regulations. Party B shall be loyal to the company.

5.8 Party B shall work diligently, and safeguard the honors and interests of the company consciously.

6. The Alteration and Termination of the Agreement

6.1 The Alteration: Both parties may request to amend the provisions of their employment agreement, but only if they so agree after consultations. The amendments will be effective only when it was properly signed and sealed by the parties.

6.2 Party A may terminate the agreement if Party B:

1) uses such means as fraud or coercion, or takes advantage of Party A’s difficulties, to cause Party A to conclude the agreement, or to make an amendment thereto, that is contrary to its true intent;

2) is proved during the probation period not to satisfy the conditions for employment;

3) materially breaches Party A’s rules and regulations;

4) has additionally established an employment relationship with another employer which materially affects the completion of his tasks with Party A, or he refuses to rectify the matter after the same is brought to his attention by Party A;

5) commits serious dereliction of duty or practices graft, causing substantial damage to Party A;

6) intentionally breaks the machinery and equipments, wastes raw materials, causing substantial damage to Party A;

7) commits corruption, theft, gamble, drug-taking, fraud, or fighting;

8) falsely accuses, frames, or slanders others, if the case is serious;

9) has his criminal liability pursued in accordance with the law.

10) makes other serious mistakes

6.3 Party A may terminate the agreement, after giving a written notice to Party B thirty days prior to the termination, or after paying Party B the salary of an extra month, under following circumstances:

1) after the set period of medical care for an illness or non-work-related injury, Party B can engage neither in his original work nor in other work arranged for him by Party A;

2) Party B is incompetent and remains incompetent after training or adjustment of his position; or

3) A major change in the objective circumstances relied upon at the time of conclusion of the employment agreement renders it unperformable and, after consultations, the Parties are unable to reach agreement on amending the employment agreement.

6.4 If any of the following circumstances makes it necessary to reduce the workforce by 20 persons or more or by a number of persons that is less than 20 but accounts for 10 percent or more of the total number of the enterprise’s employees, Party A may reduce the workforce after it has explained the circumstances to its Trade Union or to all of its employees 30 days in advance, and has considered the opinions of the Trade Union or the employees:

1) Restructuring pursuant to the enterprise bankruptcy law;

2) Serious difficulties in production and/or business operations;

3) The enterprise switches production, introduces a major technological innovation or revises its business method, and, after amendment of employment agreements, still needs to reduce its workforce; or

4) other major change in the objective economic circumstances relied upon at the time of conclusion of the employment agreements, rendering them unperformable.

When reducing the workforce, Party A shall retain with priority persons:

1) Who have concluded with the Employer fixed-term employment agreements with a relatively long term;

2) Who have concluded open-ended employment agreements with the employer; or

3) Who are the only ones in their families to be employed and whose families have an elderly person or a minor for whom they need to provide.

If an Employer that has reduced its workforce pursuant to the first paragraph hereof hires again within six months, it shall give notice to the persons dismissed at the time of the reduction and, all things being equal, hire them on a preferential basis. 6.5 Party A may not terminate an employment agreement pursuant to Article 6, Clauses 3 and 4 hereof if the Employee:

1) Has been confirmed as having lost or partially lost his capacity to work due to an occupational disease contracted or a work-related injury sustained with the Employer;

2) Has contracted an illness or sustained a non-work-related injury, and the set period of medical care therefore has not expired;

3) Is a female employee in her pregnancy, confinement or nursing period;

4) Has been working for the Employer continuously for not less than 15 years and is less than 5 years away from his legal retirement age;

5) Finds himself in other circumstances stipulated in laws or administrative statutes.

6.6 Party B may terminate his employment agreement upon 30 days’ prior written notice to Party A. The agreement will be terminated after the Parties finished transferring the work and have gone through all the financial procedures. During his probation period, Party B may terminate his employment agreement by giving Party A three days’ prior notice. If Party B did not conform with the aforementioned agreement and left the position unauthorized, causing economic loss to Party A, Party B shall compensate Party A, depending on the circumstances.

6.7 If both Parties desire to renew this Agreement, it should be renewed thirty days prior to the expiration of this Agreement.

7. Liability for Breach

7.1 If Party A provides special funding for an Employee’s training and gives him professional technical training, if the Employee breaches the agreement on the term of service, he shall pay liquidated damages to the Employer as agreed. The amount of the liquidated damages shall be equal to the amount offered by Party A for the trainings.

7.2 If force majeure renders the agreement unperformable, and thus causes loss to the other party, the breaching party may be absolved from the liabilities.

7.3 Severance pay raised due to the termination of the agreement should be paid in accordance with the Law of the People's Republic of China on Employment Contracts.

8. In case of a labor dispute, the parties shall first find solution through negotiations. If the parties are unwilling to go for negotiations or the negotiation fails, the case may be referred to the mediation committee of Party A; if mediation fails, the case may be referred to the labor dispute arbitration committee for arbitration. When one of the parties or both parties refuse to accept the arbitration award, he or they may bring a lawsuit before the people’s court.

9. For matters not covered by this Agreement, decisions shall be made by Party A and Party B through friendly consultations.

10. The attached schedules of the Agreement are integral parts of the Agreement, and shall have the same effect as the Agreement.

11. In the event that the provisions of this Agreement contravene applicable laws, regulations and policies, applicable laws, regulations and policies shall control.

12. This Agreement shall be in duplicate copies, with one copy for each of the parties.